UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 6, 2007

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

llinois	000-51280	36-329708
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

225 West Wacker Drive
Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.       Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on May 4, 2007.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This current report on Form 8-K contains forward-looking statements.  These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.  In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology.  You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Morningstar’s other filings with the Securities and Exchange Commission, including Morningstar’s Annual Report on Form 10-K for the year ended December 31, 2006.  If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected.  Any forward-looking statement you read in this current report on Form 8-K reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity.  We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Investor Questions and Answers: April 2007

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through April 3, 2007. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.
Investor Relations
225 West Wacker Drive
Chicago, IL 60606

Individual Segment

1.              What is the average revenue/subscriber for the premium memberships in Q4 2006? Was it up year over year and sequentially? What was the renewal rate for the premium subscriber base?

Average quarterly revenue per subscriber was about $35 in the fourth quarter of 2006 based on total Premium memberships in place as of December 31. This amount was consistent with revenue per subscriber in the third quarter and a moderate increase year over year. We typically increase Premium pricing annually, so it makes sense that we would see a moderate increase in revenue year over year and more consistent revenue per subscriber quarter to quarter. We don’t report product-level renewal rates, but we estimate that the retention rate for our subscription-based products overall (including Morningstar.com Premium service, newsletters, and Principia) has averaged about 60% to 65%.

2.              Were revenues from the Wall Street [Global Analyst Research] settlement up year over year and sequentially? Is there interest in the equity research from the other six firms included in the Wall Street settlement? Is there interest from other firms outside of the settlement? Do you expect to sign any new firms in 2007, outside of the recent announcement?

Yes, revenue for our equity research associated with the Global Analyst Research Settlement increased both sequentially and year over year in the fourth quarter of 2006. We won’t comment on individual firms that might be interested in our equity research, but we’re actively pursuing opportunities for our equity research in a variety of areas.

3.              What are the other ways Morningstar can monetize the value of its subscription customers with other products and services?

The revenue we earn from paid Premium memberships on Morningstar.com is the primary way that we monetize the value of subscribers, but we also realize value through advertising sales and cross-selling additional Morningstar products, such as books and newsletters.

4.              What was online advertising revenue as a percent of segment or total revenues in Q4 and full-year 2006?  Was the growth rate higher or lower than the segment internal growth rate in Q4 06?

Online advertising made up about 12% of Individual segment revenue for the full year. We haven’t disclosed a quarterly figure for advertising sales. The growth rate for online ad sales was in line with segment growth for the full year.

5.              Was the growth rate in print and online publications business above or below the segment internal growth in Q4 2006?

Excluding new products from the Aspect Huntley acquisition, our newsletter business grew at a lower rate than the Individual segment overall in the fourth quarter.

Advisor Segment

6.              How have you been able to maintain the revenue levels for your Principia business despite the subscriber attrition? Are flat Principia revenue sustainable? How?

We’ve been able to maintain revenue for Principia by increasing sales of advanced modules, which sell at higher price points. Revenue for Principia has also benefited from previous price increases and reductions in some discount programs, which we phased out in 2005.

It’s tough to speculate about whether flat Principia revenues are sustainable, but our current strategy is to maximize the value of the product by continuing to introduce new modules and functionality to meet customer demand. While many financial planners and advisors have switched to Advisor Workstation’s Web-based platform, we believe Principia continues to fill an important niche with financial planners who need a research-intensive application and are comfortable using the CD-ROM based format.

7.              What drove the sequential increase in Advisor Workstation subscriptions? Was the growth concentrated in a few large institutions?

We signed a major enterprise agreement for Portfolio Builder, which is part of Morningstar Advisor Workstation, during the fourth quarter. In addition, another large client increased the number of users covered under its license agreement as part of an annual reset included in the contract. These two factors drove the bulk of the increase in Advisor Workstation licenses from the third quarter to the fourth quarter of 2006.

8.              What is the average revenue per Advisor Workstation [license]? Is it up or down year over year? Or, was the Advisor Workstation revenue growth rate equal to the growth rate in AWS subscribers in Q4 2006?

Pricing for Advisor Workstation varies based on a number of different factors and spans a broad range. We generally charge $5,000 per year for the Office Edition, which is geared toward independent financial advisors. Pricing for the Enterprise Edition for advisors affiliated with a larger firm generally ranges between $80 per licensed user on the low end for access to an individual component or tool to $2,800 per licensed user for access to the full range of Advisor Workstation functionality. On average, revenue per license was about $280 in 2006, compared with about $260 in 2005. The revenue growth rate for this product has been slightly higher than growth in the number of licenses.

9.              Has there been any change to the average basis point fee in the assets under managed portfolio business on a year over year or a sequential basis?

The average fee for Morningstar Managed Portfolios has averaged around 40 basis points, and this amount has remained consistent over the past several years. We recently introduced Morningstar Select Stock Baskets, which will carry a higher fee because they’re customized to meet an investor’s specific parameters, including sector and industry exposure, stock restrictions, existing holdings, and personal tax situation. Over time, we expect to see the average basis-point fee trend up, but that will likely take place over an extended time period.

10.       Did the average portfolio in the managed portfolios beat its benchmark in 2006?  On average, how much?

Yes. We have a total of 26 asset allocation portfolios in our Managed Portfolios line. For calendar-year 2006, 22 of 26 portfolios beat their benchmarks. For the three years ended December 31, 2006, 22 of 26 beat their benchmarks, and 25 of 26 beat their benchmarks over the five-year period ending in 2006.

For the new ETF line of asset allocation portfolios, which had a full year in operation in 2006, eight of the 10 portfolios were ahead of their benchmarks for the year.

Institutional Segment

11.       What is Morningstar Direct as a percent of total or segment revenues?

In general, we only disclose annual revenue for our five largest products. Morningstar Direct isn’t included in the top five, so we haven’t disclosed revenue for this product.

12.       What drove the 37% increase in Morningstar Direct licenses? What is the average revenue per license? Was it up year over year?

The license growth for Morningstar Direct reflected our expanded sales efforts in Europe and other non-U.S. markets, as well as continued growth from clients in the United States. We haven’t disclosed average revenue per license; however, we have disclosed the pricing structure for this product, which is $15,000 for the first user, $10,000 for the second user, and $7,500 for each additional user.

13.       What is Licensed Data as a percent of total or segment revenues in Q4 2006 and full-year 2006?  Did it grow faster or slower versus the internal growth rate of the segment?

Licensed Data made up about 23% of Institutional segment revenue in the fourth quarter and 26% for the full year. Our Licensed Data business is relatively mature and has therefore grown at a slower rate than the segment overall, although it has continued to grow at a double-digit rate.

14.       How much of revenue in 2006 came from asset-based arrangements (% of assets under management-based), such as investment consulting?  How did that look five years ago and what do you envision that looking like five years from now?

Revenue from asset-based fees was minimal five years ago and has increased substantially over the past several years as areas such as Morningstar Managed Portfolios, managed retirement accounts, and Investment Consulting have grown. Asset-based fees made up a bit more than 10% of our consolidated revenue in 2006. We expect this percentage to continue increasing over time, although we also expect that a large percentage of our business will remain subscription-based.

Ibbotson Associates Acquisition

15.       Have you felt the full effect of the cost synergies expected from the Ibbotson integration?

We’ve completed the vast majority of the integration work for Ibbotson at this point, and we’ve already combined the administrative functions that we initially planned to integrate. We recently completed the one-year anniversary of this acquisition, so it would be fair to say we’ve already reaped most of the cost benefits.

16.       Did you incur any product implementation expenses for Advice by Ibbotson in Q4 2006?  If so, how much?

Yes, we incurred about $0.9 million in product implementation expense for Advice by Ibbotson in the fourth quarter.

17.       Is there any further tax benefit expected to be derived from the Ibbotson acquisition? I noticed Morningstar benefited by a $9.9 million boost to cash flow from operations for 2006.

No, we do not expect further tax benefits from this acquisition. The cash tax benefit from the Ibbotson acquisition (which related to cancellation of employee stock options) was a one-time event in 2006.

18.       Are the average basis point fees on Ibbotson’s assets under management for managed retirement accounts and assets under advisement for investment consulting the same as core Morningstar fees? If not, higher or lower on average?

Overall, Ibbotson’s asset-based fees have generally been lower than those for Morningstar Associates.  This pricing structure partly reflects differences in the level of service provided. For example, Ibbotson provides asset allocation models and guidance for managed retirement accounts, but doesn’t offer the same type of client management and turn-key 401(k) solutions offered by Morningstar Associates. We expect that fees for each client will continue to vary based on the level of service and scope of work provided to each client.

Hedge Fund Database

19.       Please provide us with an update on your hedge fund product. How many hedge funds are you now writing about? What is your present thinking about applying the star rating system to the hedge funds you follow? What have the sales of this product been, and where is the demand coming from?

We offer hedge fund data and manager information through our Altvest software, and we’re also incorporating hedge fund data and research into our existing products, such as Morningstar Direct, Advisor Workstation Office Edition, and Morningstar.com. We’re currently writing hedge fund research reports on a small number of individual hedge funds. Right now, we’re focusing our research efforts not on writing analyses of hedge funds, but instead on enhancing and adapting our mutual fund methodology to fit the hedge fund universe. This project includes creating a new and improved system of categorizing hedge funds, constructing indexes, and determining the best approach for modifying Morningstar’s mutual-fund star rating calculation to suit the somewhat different universe of hedge funds.

So far, our hedge fund research has been primarily used by hedge funds of funds, family offices, consultants, mutual fund companies, and other investment managers. We’re also marketing our hedge fund data to hedge fund administrators, which provide back-office services to hedge fund managers; prime brokers, which are heavy users of hedge fund data for research purposes; and hedge fund firms that are interested in obtaining data for competitive research purposes. We’ve created a hedge fund data profile page that we plan to offer to institutional clients. In addition, qualified individual investors and financial advisors have access to our hedge fund data and research through Morningstar.com and Advisor Workstation Office Edition.

As mentioned above, our hedge fund data is offered through several products, and we haven’t reported sales information for our hedge-fund database. It’s a new and growing area for us, and one where we see additional potential.

Acquisition of Standard & Poor’s Mutual Fund Data Business

20.       What additional information can you provide to us re: the S&P acquisition? We have read all of the press releases, but do not have an idea of the revenues that can be attributed to this new group or the types of margins that it has generated in the past.

We weren’t able to disclose information about the revenue associated with S&P’s mutual fund data business at the time of the acquisition because McGraw-Hill, the parent company of S&P, doesn’t report that level of detail for its business units and requested that we not include this information in the acquisition announcement. It’s been our practice to report each quarter’s total revenue from acquisitions in our earnings press releases, and we expect to continue this in our future earnings announcements, which will include financial results from this and other acquired businesses. We don’t plan to break out revenue for the S&P mutual fund data business specifically.

Regulatory Issues

21.       Can you provide us with an update on the ongoing federal/state investigations of your operations? In one instance it looks like the SEC dropped their review, but the NY AG and Department of Labor are expanding their review. Is this a correct assessment of the situation?

You are correct that the SEC has dropped its investigation, which related to our retirement plan consulting business. The Department of Labor has requested some additional documents related to its review. We are in continuing discussions with the New York Attorney General’s office, but we wouldn’t characterize the situation as an expansion of its review. Please refer to pages 89 and 90 of our 10-K for a more complete discussion of these issues.

10b5-1 Sales Plans

22.       Your 10-K discloses 10b5-1 plans on two of your executives. Does this mean that the other executives that had been mentioned as having 10b5-1 plans have completed their programs; in particular, is Mr. Mansueto’s 10b5-1 plan completed and he does not have additional plans to implement these types of sales at this time?

We encourage our directors and executive officers to make stock and stock option transactions through 10b5-1 plans, and we generally provide updates on these plans in our 10-K and 10-Q filings. As of the date of our 10-K filing, most of the executives who previously had 10b5-1 plans, including Joe Mansueto, did not have these programs in place. However, a number of directors and executive officers have subsequently adopted 10b5-1 plans for 2007. We’ll include updated disclosure about these plans in our 10-Q report for the first quarter.

With respect to Joe Mansueto specifically, we mentioned in the 10-K that we expected him to establish a 10b5-1 plan for 2007, and he recently did. The plan is consistent with Joe’s previous disclosure that he plans to sell approximately 4% of his Morningstar shares each year. We’ll provide information about Joe’s 2007 10b5-1 plan along with the other 10b5-1 plan information in the first quarter 10-Q.

CFO Search

23.         Can you tell me which executive search firm has been retained to fill your CFO position? How long do you expect the search to take?

We’re currently working with Optimus to find a replacement for Martha Dustin Boudos, who plans to take another position at Morningstar. We don’t know how long the search will take at this point. Finding the best person for this role is important, so we’re not planning to rush the process, although we are working to fill this role as soon as possible. Martha will continue to fill the CFO role until we name a replacement and will help with the transition.

Strategic Partnerships

24.       From a strategic perspective, how does Morningstar view its opportunity to partner with the online brokers (Ameritrade/E*Trade/Schwab, etc…) to maximize the value of Morningstar’s brand, research, and managed portfolios?  What are the pros and cons to have Morningstar be fully owned by one of these online brokers?

We have many partnerships and business relationships with other companies, including online brokerage firms. One of the most important benefits of these relationships is that they allow us to reach millions of additional investors with Morningstar’s data, research, and portfolio tools. We provide information to several leading online brokerage firms and believe this helps extend our brand to a large number of investors both in the United States and in other areas of the world.

While these relationships are important strategically, we don’t currently believe there would be significant benefits to us in being fully owned by an online brokerage firm. We prefer to operate as an independent company and believe that model has worked well for us.

Net Income from Investments in Unconsolidated Entities

25.       Why is the net income for investments in unconsolidated entities greater than the operating income for those entities? This was presented on page 81 of the Form 10-K.

In 2006, Morningstar Japan KK recorded a gain of approximately $2.8 million on the sale of shares from the initial public offering of one of its subsidiaries. This was the main driver behind the difference between the operating income and net income information included in Note 8 to our 2006 Consolidated Financial Statements. Morningstar’s share of this gain was approximately $990,000 and is included as part of “Equity in net income of unconsolidated entities” in our Consolidated Income Statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: April 6, 2007	By:	/s/ Martha Dustin Boudos
	Name:	Martha Dustin Boudos
	Title:	Chief Financial Officer